Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

MAKARA STRATEGIC ACQUISITION CORP.

* * * * * * * * * *

Adopted in accordance with the provisions of

Section 242 of the General Corporation Law of the State of Delaware

* * * * * * * * * *

Makara Strategic Acquisition Corp., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

1.            The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 4, 2021.

2.            The Board of Directors of the Corporation duly adopted, by written consent, resolutions setting forth a proposed amendment to the Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and directing that said amendment be considered by the stockholders of the Corporation entitled to vote in respect thereof.

3.            Thereafter, in accordance with Section 228 of the General Corporation Law of the State of Delaware, stockholders of the Corporation holding the necessary number of shares as required by statute and the Certificate of Incorporation approved said amendment by written consent.

4.            Article Fifth of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

A. The total number of shares which the Corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock, $0.0001 par value (“Common Stock”), and one million (1,000,000) shares of preferred stock, par value $0.0001 per share (“Preferred Stock:). The holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote. Immediately after the consummation of the Corporation’s initial public offering, there should be no shares of preferred stock issued and outstanding.

B. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

C. Reverse Stock Split. Upon the effectiveness (the “Effective Time”) of this Certificate of Amendment pursuant to Section 242 of the General Corporation Law of the State of Delaware, each One and Two-Tenths (1.2) shares of the Corporation’s Common Stock, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined and changed into One (1) fully paid and nonassessable share of Common Stock (the “New Common Stock”), subject to the treatment of fractional share interests as described below (the “reverse stock split”). From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been combined pursuant to this Certificate of Amendment. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock upon the effectiveness of the reverse stock split shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such reverse stock split.”

5.            The provisions of the Certificate of Incorporation not modified or amended by this amendment shall remain unmodified and in full force and effect.

6.            Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Chief Executive Officer on this 24th day of January, 2022.

MAKARA STRATEGIC ACQUISITION CORP.

By:	/s/ Ali I. Ahmad
Name: Ali I. Ahmad
Title: Chief Executive Officer